Exhibit 11

                  Metris Companies Inc. and Subsidiaries
                     Computation of Earnings Per Share
              (in thousands, except share and per share data)
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                                      Three Months Ended        Six Months Ended
                                            June 30,                   June 30,
                                       1998          1997          1998          1997
Basic:
Net incomet available to common
  stockholders                   $     12,400  $      9,719   $     23,624   $     17,457

Weighted average number of
 common shares outstanding            19,225        19,225         19,225         19,225

Net income per share            $        .64  $        .51   $       1.23   $        .91

Diluted:
Net income available to
 common stockholders            $     12,400  $     9,719    $     23,624   $     17,457

Weighted average number of
 common shares outstanding            19,225       19,225          19,225         19,225

Net effect of assumed exercise
 of stock options based on
 treasury stock method using
 average market price                   757          917            713             937

                                     19,982       20,142         19,938          20,162

Net income per share            $      .62    $      .48     $     1.18     $       .87
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